EXHIBIT 10.3

May 11, 2005

Mr. Scott Duncan

Re:   Consulting Engagement Confirmation

Dear Mr. Duncan:

This letter is to confirm the terms of your engagement as an independent consultant ("Consultant") to Pangea Petroleum Corporation (the "Company"). The Company hereby retains the Consultant as interim Chief Financial Officer (CFO) and the Consultant hereby accepts and agrees to such retention. You will provide advice and services on all financial matters pertaining to the Company's business including but not limited to SEC reports (10KSB, 10QSB, etc.)

Term of Engagement

The term of the engagement shall be one (1) year beginning on June 1, 2005. The engagement shall terminate on June 1, 2006. The Company is free to terminate the engagement earlier, however, early termination will not relieve the Company of its obligation to pay the full Consulting Fee unless the reason for termination is your failure to satisfactorily perform appropriate services under this agreement or your failure to comply with the confidentiality provisions outlined in this letter.

Consulting Fee

The fee for each month is forty thousand (40,000) of restricted Rule 144 shares of the Company's common stock (symbol "PAPO"). Shares for each month will be issued quarterly at the start of each quarter.

Confidentiality

The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Company and its affiliates. The Consultant will not, during the term of this Agreement, disclose, without prior written consent or authorization of the Company for a period of three (3) years after termination of this Agreement any of such information to any person, for any reason or purpose whatsoever in this regard without the written authorization or consent of the Company. The Consultant agrees that such authorization or consent to disclose may be conditioned upon the regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

Indemnity

Each party shall indemnify, defend and hold harmless the other party from any and all liability, loss, claims, lawsuits, damages, injury, costs (including reasonable attorney's fees) or expenses ("Claims") arising out of or incident to the performance or nonperformance of any act or responsibility under this agreement by such indemnifying party; provided that, any indemnity required under this paragraph shall exclude Claims resulting from any consequential, future or speculative damages. Notwithstanding the foregoing provisions of this paragraph, the Company shall indemnify, defend and hold harmless Consultant from any and all Claims arising out of or incident to Consultant's actions on behalf of the Company, including attendance at meetings, negotiation and advice, that involve the Company's financial and other related matters.

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Acceptance

Please indicate your agreement with the terms of this letter by signing one copy in the space provided below and returning it to me.

Sincerely,

/s/ Charles B. Pollock
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Charles B. Pollock
CEO

ACCEPTED:

CONSULTANT:

/s/ Scott Duncan
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Scott Duncan